Exhibit 99(i)
Woodward Governor Company
Additional Exhibit — Description of

      Annual Report Graphs

Below is a description of the charts appearing under “Financial Highlights” on page 1 of our 2004 Annual Report.

NET SALES:

The column chart for consolidated net sales is presented in millions of dollars for the fiscal years ended 2000 through 2004. Plot points are $597, $679, $680, $587, and $710 with the first plot point for 2000.

EARNINGS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE:

The column chart for earnings before cumulative effect of accounting change is presented in millions of dollars for fiscal years 2000 through 2004. Plot points are $47, $53, $45, $12, and $31 with the first plot point for 2000.

EARNINGS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE AND CASH DIVIDENDS PER SHARE:

The column chart for earnings before cumulative effect of accounting change and cash dividends per share is presented in dollars for fiscal years ended 2000 through 2004. Plot points for earnings before cumulative effect of accounting change per diluted share are $4.15, $4.50, $3.90, $1.08, and $2.71 with the first plot point for 2000. Plot points for cash dividends per share, are $0.93, $0.93, $0.93, $0.9525 and $0.96, with the first plot point for 2000.